Exhibit 99.1

For Release:

Thursday, February 22, 2007

4:00 p.m. Eastern

HouseValues Announces Fourth Quarter Results

KIRKLAND, Wash. – February 22, 2007 – HouseValues, Inc. (NASDAQ: SOLD) today announced results for the year and quarter ended December 31, 2006.

HouseValues’ 2006 revenue of $98.2 million was 13 percent higher than 2005, driven by higher sales of real estate and mortgage products. The company reported a net loss of $3.1 million, or $0.12 loss per diluted share in 2006, which compares to net income of $15.0 million, or earnings per diluted share of $0.54 in 2005. Adjusted EBITDA was $7.7 million in 2006 compared to $24.1 million in 2005. Cash flow from operations was $11.2 million in 2006 compared to $24.0 million in 2005.

“While we achieved top line growth in 2006 despite challenging market conditions, we are disappointed in our results for the second half of the year and have taken aggressive action to align our cost structure and strengthen our focus on our real estate customers,” said HouseValues’ CEO Ian Morris. On January 24, 2007 the company announced that it has exited the mortgage lead generation business and is scaling back or eliminating initiatives that are not critical to its real estate agent customers.

HouseValues’ fourth quarter 2006 revenue of $21.5 million was 15 percent lower than the comparable quarter of the prior year. The company reported a net loss of $5.3 million, or $0.22 loss per diluted share, which compares to net income of $4.0 million, or $0.15 earnings per diluted share in the comparable quarter of the prior year. Net loss for the fourth quarter of 2006 included an impairment charge of $4.0 million after-tax related to intangible assets no longer used in the mortgage business, and net income for the fourth quarter of 2005 was increased by $1.2 million after-tax as a result of the favorable settlement of a state tax audit. Adjusted EBITDA was a negative $0.5 million in the fourth quarter of 2006 compared to a positive $6.6 million in the comparable quarter of the prior year. Adjusted EBITDA for the fourth quarter of 2005 was increased by $1.8 million as a result of the state tax audit.

Revenue declined from the third to fourth quarter of 2006, reflecting fewer real estate customers, lower average revenue per real estate customer and a decline in revenue from the mortgage business that the company has subsequently exited. Real estate customers declined due to higher non-renewal rates and slower acquisition of new customers. Company studies of non-renewing customers suggest financial pressure is driving an increasing number of agents to reduce their marketing costs or leave the business altogether.

“While challenging market conditions are clearly affecting many real estate agents, we are pleased to have more long term successful customers today than at any point in our 7 year history,” said Morris, referring to the increase in customers with two or more years of tenure with the company’s system. “We are dedicating our energies to targeting, acquiring, and providing excellent service to the types of customers who have seen great success with, and are building their business around the HouseValues business system.”

Company Strengthens Real Estate Focus, Exits Mortgage Business

HouseValues recently completed a proprietary study of its customers and the national real estate agent population. The study identified a core population of agents that is particularly well-suited to the company’s value proposition and whose current business performance is strong.

Further analysis demonstrated that the customers associated with this group have a greater propensity to be evangelists for the company’s products, are more profitable to serve, and have significantly higher projected lifetime value. In 2007 HouseValues is focusing its energy on attracting and retaining these real estate professionals, tailoring its services to best meet their needs, and focusing the company’s resources to enhance profitability.

To help drive these goals, the company recently announced two key executive changes. Peter Quinn has joined as Vice President of Customer Operations, and Barry Allen was recruited to serve as Chief Financial Officer and Executive Vice President of Operations.

Allen was CFO for Move.com, Cendant Corporation’s online real estate business, from 1999 to 2001, where he was focused on building the Move.com business, scaling its operations, and unlocking shareholder value. In addition to his real estate industry experience, Allen brings more than twenty years of executive leadership experience at software and technology companies where he played strategic roles in driving growth, operational enhancements, and shareholder value.

With its exit of the mortgage business, HouseValues has focused all of its resources on serving the nation’s real estate professionals. Independent research suggests that online real estate is an attractive target. During the next four years, Borrell Associates expects real estate spending on online media will surpass $3 billion. In 2010, Borrell expects online real estate spending to be greater than any other media, including newspapers, television, direct mail and other print media.

Conference Call

HouseValues will host a conference call and live webcast to discuss these financial results at 4:30 p.m. Eastern Time on February 22, 2007. To listen to the live conference call, please dial 913-981-5558. A live webcast of the call will be available from the Investor Relations section of the company’s Web site at http://www.housevaluesinc.com. An audio replay of the call will also be available to investors beginning at 7:30 p.m. ET on Thursday, February 22, 2007 through 11:59 p.m. on Friday, February 23, 2007, by dialing 719-457-0820 and entering the passcode 4168400#.

Forward-Looking Statements

This release contains forward looking statements relating to the company’s anticipated plans, products, services, and financial performance. The words “believe,” “expect,” “anticipate,” “intend” and similar expressions identify forward-looking statements, but their absence does not mean the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect the company’s actual results include its ability to retain and increase its customer base, HomePages and lead generation businesses, to respond to competitive threats, to manage lead generation and other costs, and to expand into new lines of business. Please refer to the company’s recent filings with the Securities and Exchange Commission on Forms 10-Q and 10-K for a more detailed description of these and other risks that could materially affect actual results. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. The forward-looking statements are made as of today’s date and the company assumes no obligation to update any such statements to reflect events or circumstances after the date hereof.

Non-GAAP Measures

Adjusted EBITDA is a non-GAAP financial measure provided as a complement to results in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The term “Adjusted EBITDA” refers to a financial measure that we define as earnings before net interest, income taxes, depreciation, amortization, stock-based compensation, and impairment charges — which is a newly-added component. Adjusted EBITDA is not a substitute for measures determined in accordance with GAAP, and may not be comparable to Adjusted EBITDA as reported by other companies. We believe Adjusted EBITDA to be relevant and useful information to our investors as this measure is an integral part of our internal management reporting and planning process and is the primary measure used by our management to evaluate the operating performance of our operations. The components of Adjusted EBITDA include the key revenue and expense items for which our operating managers are responsible and upon which we evaluate their performance, and we also use Adjusted EBITDA for planning purposes and in presentations to our board of directors. See below for a reconciliation of net (loss) income, the most comparable GAAP measure, to Adjusted EBITDA.

HouseValues, Inc.

NON-GAAP FINANCIAL MEASURE AND RECONCILIATION

(In thousands)

(unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2006	2005	2006	2005
Net (loss) income	$(5,339)	$4,014	$(3,138)	$14,983
Less
Interest income, net	642	579	2,653	1,874
Add
Impairment of goodwill and intangible assets	6,186	—	6,186	—
Depreciation and amortization of property and equipment	1,488	629	5,177	1,891
Amortization of intangible assets	196	322	1,259	776
Stock-based compensation	1,008	273	4,112	1,101
Income tax (benefit) expense	(3,389)	1,965	(3,232)	7,247

Adjusted EBITDA	$(492)	$6,624	$7,711	$24,124

About HouseValues Inc.

Founded in 1999, HouseValues Inc. (NASDAQ: SOLD) is a leader in providing comprehensive and proven marketing and business solutions to the nation’s most successful real estate agents. The company operates a network of real estate Web sites — which combined with award-winning customer CRM tools, personalized training and coaching, and robust networking and community products — provides real estate agents with everything they need to profitably grow their business. Learn more at www.housevaluesinc.com.

SOLD: FINANCIAL

Investor Contact:

Mark Lamb

Director of Investor Relations

HouseValues Inc.

425.952.5801

markl@housevalues.com

Press Contact:

Hugh Siler

Siler & Company for HouseValues Inc.

949.646.6966

hugh@silerpr.com

#FINANCIAL STATEMENTS FOLLOW#

HouseValues, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2006	2005	2006	2005
Revenues	$21,521	$25,177	$98,243	$86,710
Expenses:
Sales and marketing (1)	15,516	13,669	65,464	44,251
Technology and product development (1)	3,833	2,692	14,254	7,650
General and administrative (1)	3,672	2,465	14,926	11,786
Impairment of goodwill and intangible assets	6,186	—	6,186	—
Depreciation and amortization of property and equipment	1,488	629	5,177	1,891
Amortization of intangible assets	196	322	1,259	776

Total expenses	30,891	19,777	107,266	66,354

(Loss) Income from operations	(9,370)	5,400	(9,023)	20,356
Interest income, net	642	579	2,653	1,874

(Loss) Income before income tax expense	(8,728)	5,979	(6,370)	22,230
Income tax (benefit) expense	(3,389)	1,965	(3,232)	7,247

Net (loss) income	$(5,339)	$4,014	$(3,138)	$14,983

Net (loss) income per share:
Basic	$(0.22)	$0.16	$(0.12)	$0.59

Diluted	$(0.22)	$0.15	$(0.12)	$0.54

Number of shares used in per share calculations:
Basic	24,367	25,731	25,374	25,412

Diluted	24,367	27,676	25,374	27,539

(1)	Stock-based compensation is included in the expense line items above in the following amounts::

	2006	2005	2006	2005
Sales and marketing	$225	$58	$1,023	$243
Technology and product development	202	42	780	163
General and administrative	581	173	2,309	695

	$1,008	$273	$4,112	$1,101

HouseValues, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(unaudited)

	December 31, 2006	December 31, 2005

Assets
Current assets:
Cash and cash equivalents	$49,376	$59,234
Short-term investments	28,400	25,640
Accounts receivable, net of allowance of $161 and $242	416	577
Prepaid expenses and other assets	1,747	2,279
Deferred income taxes	1,643	258
Prepaid income taxes	2,254	997

Total current assets	83,836	88,985
Property and equipment, net of accumulated depreciation of $8,803 and $3,689	11,469	11,118
Goodwill	3,605	6,227
Intangible assets, net of accumulated amortization of $2,439 and $2,003	626	4,853
Other noncurrent assets	1,826	408

Total assets	$101,362	$111,591

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$3,201	$1,030
Accrued compensation and benefits	3,185	4,236
Accrued expenses and other current liabilities	5,057	6,529
Deferred rent, current portion	289	289
Deferred revenue	1,141	1,694

Total current liabilities	12,873	13,778
Deferred income taxes	—	726
Deferred rent, less current portion	1,094	1,423
Note payable	1,742	1,600

Total liabilities	15,709	17,527
Shareholders’ equity:
Common stock, par value $0.001 per share, stated at amounts paid in; authorized 120,000,000 shares; issued and outstanding 24,410,843 and 25,783,980 shares at December 31, 2006 and December 31, 2005, respectively	63,215	71,385
Deferred stock-based compensation	—	(2,897)
Retained earnings	22,438	25,576

Total shareholders’ equity	85,653	94,064

Total liabilities and shareholders’ equity	$101,362	$111,591

HouseValues, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Twelve months ended December 31,
	2006	2005
Cash flows from operating activities:
Net (loss) income	$(3,138)	$14,983
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	5,177	1,891
Amortization of intangible assets	1,259	776
Stock-based compensation	4,112	1,101
Deferred income tax benefit	(3,529)	610
Impairment of goodwill and intangible assets	6,186	—
Tax benefit from exercises of stock options	—	2,293
Changes in certain assets and liabilities
Accounts receivable	161	(112)
Prepaid expenses and other assets	755	(275)
Prepaid income taxes	(1,164)	(976)
Other current assets	200	1,356
Accounts payable	1,417	(394)
Accrued compensation and benefits	(1,051)	1,736
Accrued expenses and other current liabilities	1,519	275
Deferred rent	(329)	145
Deferred revenue	(553)	668
Income taxes payable and other	142	(93)

Net cash provided by operating activities	11,164	23,984

Cash flows from investing activities:
Purchases of short-term investments	(5,000)	(12,799)
Sales of short-term investments	2,240	4,475
Purchases of property and equipment	(7,742)	(7,503)
Additions to intangible assets	(48)	(361)
Acquisition of SOAR Solutions, Inc., net of cash acquired	(1,287)	(1,370)
Acquisition of The Loan Page, net of cash acquired	—	(5,223)
Change in restricted cash and other noncurrent assets	330	—

Net cash used in investing activities	(11,507)	(22,781)

Cash flows from financing activities:
Purchase and retirement of common stock	(11,441)	—
Proceeds from exercises of stock options and warrants	1,376	1,087
Tax benefit from exercises of stock options	550	—
Proceeds from sale of common stock, net of issuance costs paid	—	(618)

Net cash (used in) provided by financing activities	(9,515)	469

Net (decrease) increase in cash and cash equivalents	(9,858)	1,672

Cash and cash equivalents at beginning of period	59,234	57,562

Cash and cash equivalents at end of period	$49,376	$59,234